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Exhibit 5.9

CONSENT OF MARK ROSS

        In connection with the technical information attributed to the undersigned in the following reports or documents, each of which are incorporated by reference into the registration statement on Form F-10 (the "Form F-10") being filed by Rubicon Minerals Corporation (the "Company") with the United States Securities and Exchange Commission, the undersigned hereby consents to reference to my name and the Company's material change report dated February 14, 2014 which includes references to my name in connection with information relating to the gold streaming agreement with Royal Gold.

/s/ MARK ROSS By: Mark Ross
Date: March 3, 2014

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  Exhibit 5.9
CONSENT OF MARK ROSS